FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
charlie.christy@citizensbanking.com	kristine.brenner@citizensbanking.com

CITIZENS REPUBLIC TO STRENGTHEN CAPITAL POSITION WITH $200 MILLION
OF SECURITIES OFFERINGS AND
ANNOUNCES SECOND QUARTER CHARGES

FLINT, Mich., June 5, 2008 -- Citizens Republic Bancorp, Inc. (Nasdaq: CRBC) announced today that it has commenced concurrent offerings of common stock and contingent convertible perpetual non-cumulative preferred stock totaling $200 million. The common stock and preferred stock offerings are being conducted as separate public offerings and are not contingent upon each other. Citizens has granted the underwriters a 15% over-allotment option on each offering. The additional capital will enhance Citizens’ balance sheet and enable it to remain focused on executing its strategic objectives and delivering long-term shareholder value as current economic and credit conditions improve.

The new common stock will join the existing common stock on the Nasdaq Global Select Market under the symbol CRBC. Shareholder approval will be required to increase the number of authorized shares to allow for conversion of the preferred stock to common stock and Citizens intends to seek such approval no later than 120 days after the completion of this offering. The contingent convertible perpetual non-cumulative preferred stock will automatically convert to Citizens’ common stock five business days after Citizens has received shareholder approval. The preferred stock will receive, when, as and if declared by Citizens’ Board of Directors, dividends equal to those declared on the common stock on an as-if-converted basis. In the event shareholder approval is not obtained by the 120th day, additional special dividends will be payable, when, as and if declared by Citizens’ Board of Directors on a quarterly basis. Citizens intends to apply to list the preferred stock on the New York Stock Exchange under the symbol CTZPrB. The common stock price and the conversion rate and other terms of the preferred stock will be determined by negotiations between Citizens and the underwriters upon the pricing of the offerings.

Morgan Stanley & Co. Incorporated and Citi are serving as joint bookrunning managers for these offerings. The offerings will be made under Citizens’ shelf registration statement filed with the Securities and Exchange Commission.

Goodwill Impairment Charge
As a result of ongoing volatility in the financial industry, Citizens’ market capitalization decreasing to a level below tangible book value, and continued deterioration in the credit quality of Citizens’ commercial real estate portfolio, Citizens determined it was necessary to perform an interim goodwill impairment test during May 2008. Citizens conducted discounted cash flow and portfolio pricing analyses, which reflect management’s outlook for the current business environment, to determine if the fair value of the assets and liabilities in the Regional Banking and Specialty Commercial lines of business exceeded their carrying amounts. Based on these analyses, Citizens believes that the goodwill allocated to Regional Banking is not impaired.

However, Citizens believes that the goodwill allocated to Specialty Commercial is impaired primarily due to the continued deterioration in commercial real estate collateral values and continued challenges in the Midwest economy. Effective May 31, 2008, Citizens recorded a non-cash goodwill impairment charge of approximately $180 million, representing Citizens’ current estimate of the amount of goodwill impairment. The goodwill impairment charge is not tax deductible, does not impact Citizens’ tangible equity or regulatory capital ratios, and does not adversely affect Citizens’ overall liquidity position.

As required under SFAS 142, “Goodwill and Other Intangible Assets,” Citizens is currently performing a step-two impairment test to value all assets and liabilities within the Regional Banking and Specialty Commercial lines of business in a manner consistent with business combinations and expects to complete this process prior to June 30, 2008. While the aforementioned goodwill impairment charge is an estimate, Citizens does not anticipate the final analysis to be materially different. This interim goodwill assessment will not change the timing of Citizens’ annual goodwill impairment test.

Despite the ongoing challenges in the current commercial real estate environment, Citizens remains committed to its commercial real estate clients and business and does not plan to exit this segment. Citizens will continue to target high quality, profitable income producing and owner occupied commercial real estate relationships. Since January 1, 2007, Citizens no longer underwrites commercial real estate land hold and land development loans, all new commercial real estate loans have been originated using Citizens’ conservative underwriting guidelines, and all commercial real estate relationships are monitored under Citizens’ proactive credit risk management disciplines.

Credit Writedown
Due to continued deterioration in the underlying collateral values for loans secured by real estate and the continued challenges in the Midwest economy, Citizens performed a comprehensive evaluation of its nonperforming commercial real estate and residential mortgage loan portfolios, its commercial loans held for sale portfolio and its commercial and residential other repossessed assets portfolios during May 2008 to identify certain assets that Citizens elected to market for sale. Based on this review, Citizens recorded a $47.1 million ($30.6 million after-tax) credit-related writedown effective May 31, 2008. The writedown was comprised of the following: (1) a $38.5 million fair-value adjustment on $131.4 million of nonperforming commercial real estate and residential mortgage loans as a result of transferring them to held for sale status at estimated fair market value; (2) a $2.7 million fair-value adjustment on $30.3 million of commercial loans held for sale; and (3) a $5.9 million fair-value adjustment on $37.6 million of commercial and residential repossessed assets. As a result of these actions, nonperforming loans will be reduced by $131.4 million and nonperforming assets will decrease by a net of $47.1 million. The credit writedown is a non-cash charge which will impact tangible equity and regulatory capital ratios. This writedown does not address other costs or expenses that may be associated with monitoring the nonperforming commercial real estate loans or other repossessed assets acquired, such as the cost and expense of monitoring, collection, foreclosure or potential litigation, if any, as these costs are recorded as part of normal operating costs and expensed as incurred.

Improvement to Credit Quality Metrics and Capital Ratios
For illustration purposes, the following table reflects the pro forma impact of the goodwill impairment and credit writedown in May 2008 and the concurrent offering announced today on Citizens’ financial position as of March 31, 2008.

		3/31/08
	3/31/08	After May & June
	Reported	2008 Actions

Credit Quality
Allowance for loan losses to portfolio loans	1.84%	1.87%
Allowance for loan loss to nonperforming loans	69.64%	144.63%
Nonperforming loans as a percent of total portfolio loans	2.65%	1.29%

			Regulatory Minimum
			for "Well-
Capital Ratios			Capitalized"
Leverage ratio	7.40%	8.55%	5.00%
Tier 1 capital ratio	9.04%	10.62%	6.00%
Total capital ratio	11.26%	12.85%	10.00%
Tangible common equity to tangible assets*	6.07%	7.24%

* Assumes conversion of preferred stock to common stock

Update to Qualitative Guidance for Second Quarter 2008
On April 17, 2008, Citizens provided qualitative guidance for the second quarter of 2008 as part of its first quarter 2008 earnings release. At this time, Citizens affirms its second quarter of 2008 guidance for net interest income. Citizens anticipates the following incremental changes to the previous guidance for the second quarter of 2008 as a result of the May 2008 goodwill impairment and credit writedown.

  The net charge-offs and provision guidance will increase by the effects of the aforementioned $38.5 million credit fair-value writedown on the commercial real estate and residential mortgage loans transferred to loans held for sale;
  The noninterest income guidance will decrease by the $2.7 million fair-value writedown on the existing commercial loans held for sale portfolio;
  The noninterest expense guidance will increase by the goodwill impairment and the $5.9 million fair-value writedown on the commercial and residential repossessed assets; and
  The effective tax rate for 2008 will be approximately 5% - 9%.

Additional Information
Citizens has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offerings to which this communication relates. Before you invest, you should read the preliminary prospectus supplements dated June 5, 2008, the accompanying prospectus dated September 21, 2006 and other documents we have filed with the SEC for more complete information about Citizens and these offerings. You may obtain these documents and other documents Citizens has filed for free by visiting the SEC’s web site at www.sec.gov. Alternatively, Citizens, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplements and accompanying prospectus if you request them by contacting Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, NY 410014, Attention: Prospectus Department, email: prospectus @morganstanley.com, telephone (866) 718-1649 or Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, telephone (877) 858-5407, facsimilie (718) 765-6734.

Corporate Profile
Citizens Republic Bancorp is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens Republic Bancorp serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and in Iowa as F&M Bank, with 239 offices and 265 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871. Citizens Republic Bancorp is the 41st largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.

Safe Harbor Statement
Discussions and statements in this release that are not statements of historical fact, including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” including without limitation future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information.

Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens’ loan and lease portfolios resulting in credit risk-related losses and expenses (including without limitation losses due to fraud, Michigan automobile-related industry changes and shortfalls, deterioration in commercial and residential real estate values, and other economic factors) as well as additional increases in the allowance for loan losses; fluctuations in market interest rates, the effects on net interest income of changes in Citizens’ interest rate risk position and the potential inability to hedge interest rate risks economically; adverse changes in economic or financial market conditions and the economic effects of terrorist attacks and potential attacks; Citizens’ potential inability to continue to attract core deposits; Citizens’ potential inability to continue to obtain third party financing on favorable terms; adverse changes in competition, pricing environments or relationships with major customers; unanticipated expenses and payments relating to litigation brought against Citizens from time to time; Citizens’ potential inability to adequately invest in and implement products and services in response to technological changes; adverse changes in applicable laws and regulatory requirements; the potential lack of market acceptance of Citizens’ products and services; changes in accounting and tax rules and interpretations that negatively impact results of operations or financial position; the potential inadequacy of Citizens’ business continuity plans or data security systems; the potential failure of Citizens’ external vendors to fulfill their contractual obligations to Citizens; Citizens’ potential inability to integrate acquired operations; unanticipated environmental liabilities or costs; impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent; the potential circumvention of Citizens’ controls and procedures; Citizens’ success in managing the risks involved in the foregoing; and other risks and uncertainties detailed from time to time in its filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

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